Exhibit 10.6

FIRST AMENDMENT

TO

SECOND

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P.

This First Amendment (this “Amendment”), dated as of July 31, 2023, is to the Second Amended and Restated Limited Partnership Agreement of VineBrook Homes Operating Partnership, L.P. (the “Partnership”), dated September 7, 2021, by and among VineBrook Homes OP GP, LLC, a Delaware limited liability company (the “General Partner”), and the Persons that are party thereto from time to time and whose names are identified on the books and record of the Partnership (as it may be amended from time to time) (as amended, the “Partnership Agreement”). All capitalized terms used herein and not otherwise defined have the respective meaning given to such terms in the Partnership Agreement as amended hereby.

RECITALS

In accordance with Section 14.1(a) of the Partnership Agreement, the General Partner has approved the amendments to the Partnership Agreement set forth herein to designate the Series B Preferred Units (defined in the Annex attached hereto), among other things.

AGREEMENTS

Section 1.    Terms and Conditions of Series B Preferred Units. The Partnership Agreement is hereby amended by the addition of a new annex thereto, entitled Annex C, in the form attached hereto, which sets forth the designations, allocations, preferences or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption, and any other special rights, powers and duties and other terms of the Series B Preferred Units and which shall be made a part of the Partnership Agreement.

Section 2.    Construction. The Series B Preferred Units have been created and are being issued in conjunction with the issuance and sale of Series B Preferred Stock by the Company, and as such, the Series B Preferred Units are intended to have designations, preferences and other rights and terms that are substantially the same as those of the Series B Preferred Stock, all such that the economic interests of the Series B Preferred Units and the Series B Preferred Stock are substantially identical, and the provisions, terms and conditions of this Amendment, including without limitation the Annex attached hereto, shall be interpreted in a fashion consistent with this intent.

Section 3.    Amendment of Section 6.1. Article 6, Section 6.1 the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“Section 6.1. Allocations For Capital Account Purposes.

(a)         After giving effect to the special allocations set forth in Section 1 of Exhibit B attached hereto for the applicable taxable year or other allocation period, and subject to Section 4 of Exhibit A attached hereto, Net Income for each taxable year or other allocation period shall be allocated to the Partners’ Capital Accounts in the following order of priority:

(1)    First, to the General Partner until the cumulative Net Income allocated to the General Partner under this Section 6.1(a)(1) equals the cumulative Net Loss allocated to the General Partner under Section 6.1(b)(3);

(2)    Second, to the holders of Series A Preferred Units and Series B Preferred Units until the cumulative Net Income allocated to such holders under this Section 6.1(a)(2) equals the cumulative Net Loss allocated to such holders under Section 6.1(b)(2) (pro rata in accordance with the excess of such Net Loss over such Net Income for each such holder);

(3)    Third, to the holders of Common Units and LTIP Units until the cumulative Net Income allocated to such holders under this Section 6.1(a)(3) equals the cumulative Net Loss allocated to such holders under Section 6.1(b)(1) (pro rata in accordance with the excess of such Net Loss over such Net Income for each such holder);

(4)    Fourth, 100% to the holders of Series A Preferred Units and Series B Preferred Units, pro rata in accordance with their respective Percentage Interests in the Series A Preferred Units and Series B Preferred Units, until the cumulative Net Income allocated to such holders under this Section 6.1(a)(4) is equal to the excess of (x) the cumulative amount of distributions such holders have received with respect the Series A Preferred Units and Series B Preferred Units (other than distributions of Base Liquidation Preference) for all Partnership Years or other applicable periods or to the date of redemption, to the extent such Series A Preferred Units and Series B Preferred Units are redeemed during such period, over (y) the cumulative Net Income allocated to such holders with respect to the Series A Preferred Units and Series B Preferred Units, pursuant to this Section 6.1(a)(4) for all prior Partnership Years or other applicable periods; and

(5)    Thereafter, to the holders of Common Units and LTIP Units pro rata in accordance with their respective Percentage Interests.

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(b)    After giving effect to the special allocations set forth in Section 1 of Exhibit B attached hereto for the applicable taxable year or other allocation period, and subject to Section 4 of Exhibit A attached hereto, Net Loss for each taxable year or other allocation period shall be allocated to the Partners’ Capital Accounts in the following order of priority:

(1)    First, to the holders of Common Units and LTIP Units with positive balances in their Economic Capital Account Balances attributable to the Common Units and LTIP Units in accordance with such balances until their Economic Capital Account Balances attributable to the Common Units and LTIP Units are reduced to zero;

(2)    Second, to the holders of Series A Preferred Units and Series B Preferred Units, pro rata in accordance with their respective Percentage Interests in the Series A Preferred Units and Series B Preferred Units, until the Adjusted Capital Account of such holders in respect of its Series A Preferred Units and Series B Preferred Units is reduced to zero; and

(3)    Thereafter, to the General Partner.

For purposes of determining allocations of Net Loss pursuant to Section 6.1(b)(1), a holder of a Profits LTIP Unit shall be treated as having a separate Economic Capital Account Balance, and for this purpose a separate Capital Account with an appropriate share of Partnership Minimum Gain and Partner Minimum Gain shall be maintained, for each tranche of Profits LTIP Units with a different issuance date that it holds and a separate Capital Account for its Common Units or Capital LTIP Units, if applicable, and the Economic Capital Account Balance of each holder of Common Units or Capital LTIP Units shall not include any Economic Capital Account Balance attributable to other series or classes of Partnership Units.

(c)    It is the intention of the parties hereunder that the aggregate Capital Account balance of any holder of Series A Preferred Units or Series B Preferred Units in respect of its Series A Preferred Units or Series B Preferred Units at any date shall not exceed the amount of the original Capital Contributions made in respect of its Series A Preferred Units or Series B Preferred Units plus all accrued and unpaid distributions thereon, whether or not declared, to the extent not previously distributed. Notwithstanding anything to the contrary contained herein, in connection with the liquidation of the Partnership or the interest of a holder of Series A Preferred Units or Series B Preferred Units, and prior to making any other allocations of Net Income or Net Loss, items of income and gain or deduction and loss shall first be allocated to each holder of Series A Preferred Units or Series B Preferred Units in respect of its Series A Preferred Units or Series B Preferred Units in such amounts as is required to cause the Adjusted Capital Account of such holders with respect to such Series A Preferred Units or Series B Preferred Units (taking into account any amounts such holder is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) to equal the amount such holder is entitled to receive in respect of its Series A Preferred Units or Series B Preferred Units pursuant to the provisions of Sections 6 and 7 of Annex B and Annex C, as applicable.”

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Section 4.    Miscellaneous.

(a)    Effect of Amendment. This Amendment is limited as specified and shall not constitute a modification, amendment or waiver of any other provision of the Partnership Agreement. Except as specifically amended by this Amendment, all other provisions of the Partnership Agreement are hereby ratified and remain in full force and effect.

(b)    Single Document. From and after the date hereof, all references to the Partnership Agreement shall be deemed to be references to the Partnership Agreement as amended by this Amendment.

(c)    Severability. In the event that any provision of this Amendment or the application of any provision of this Amendment is declared to be invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Amendment shall not be affected.

(d)    Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

(e)    Headings. The headings in this Amendment are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Amendment as of the date first set forth above.

GENERAL PARTNER:

VINEBROOK HOMES OP GP, LLC

By:	/s/ Dana Sprong
Name: Dana Sprong
Title: Managing Partner

[Signature Page to First Amendment

to Second A&R Limited Partnership Agreement]

Annex

Annex C

DESIGNATION OF 9.50% SERIES B

CUMULATIVE REDEEMABLE PREFERRED UNITS

OF

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P.

Section 1.    Designation and Number. A series of Preferred Units (as defined below) of VineBrook Homes Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), designated the “9.50% Series B Cumulative Redeemable Preferred Units” (the “Series B Preferred Units”), is hereby established. The number of authorized Series B Preferred Units shall be 3,000,000. The Series B Preferred Units have been created and are issued in conjunction with the issuance and sale of Series B Preferred Stock (defined below) by the Company, and as such, the Series B Preferred Units are intended to have designations, preferences and other rights and terms that are substantially the same as those of the Series B Preferred Stock, all such that the economic interests of the Series B Preferred Units and the Series B Preferred Stock are substantially identical, and the provisions, terms and conditions of the Series A Preferred Units and this Annex C shall be interpreted in a fashion consistent with this intent.

Section 2.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of September 7, 2021 (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”). The following defined terms used in this Annex C shall have the meanings specified below:

“Base Liquidation Preference” shall have the meaning provided in Section 6.

“Business Day” shall have the meaning provided in Section 5(a).

“Distribution Period” shall have the meaning provided in Section 5(a).

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Junior Units” shall have the meaning provided in Section 4.

“Original Issuance Date” shall have the meaning provided in Section 5(a).

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership” shall have the meaning provided in Section 1.

“Partnership Agreement” shall have the meaning provided in Section 2.

“Preferred Units” means all Partnership Interests designated as preferred units by the General Partner from time to time in accordance with Section 4.2 of the Partnership Agreement.

“Series B Articles Supplementary” means the Articles Supplementary of VineBrook Homes Trust, Inc., a Maryland corporation, filed with the State Department of Assessments and Taxation of the State of Maryland on July 31, 2023, designating the terms, rights and preferences of the Series B Preferred Stock.

“Series B Preferred Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series B Preferred Return” shall have the meaning provided in Section 5(a).

“Series B Preferred Stock” shall have the meaning provided in the Series B Articles Supplementary.

“Series B Preferred Units” shall have the meaning provided in Section 1.

Section 3.    Maturity. The Series B Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Section 4.    Rank. The Series B Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Common Units of the Partnership and any class or series of Preferred Units expressly designated as ranking junior to the Series B Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Junior Units”); (b) on a parity with the Series A Preferred Units and any other class or series of Preferred Units issued by the Partnership expressly designated as ranking on a parity with the Series B Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series B Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership. The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, which will rank senior to the Series B Preferred Units prior to conversion or exchange. The Series B Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness and to the indebtedness and other liabilities of the Partnership’s existing Subsidiaries and any future Subsidiaries.

Section 5.    Distributions.

(a)    Subject to the preferential rights of holders of any class or series of Preferred Units of the Partnership expressly designated as ranking senior to the Series B Preferred Units as to distributions, the holders of Series B Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of funds of the Partnership legally available for payment of distributions, as determined by the General Partner, preferential cumulative cash distributions at the initial rate of 9.50% per annum of the Base Liquidation Preference (as defined below) per unit plus the amount of previously accrued and unpaid distributions on the Series B Preferred Units (the “Series B Preferred Return”) from the date of original issue of the Series B Preferred Units (or the date of issue of any Series B Preferred Units issued after such original issue date) (the “Original Issuance Date”). The dividend rate will increase as set forth in Section 5(e) hereto. Distributions on the Series B Preferred Units shall accrue and be cumulative from (and including) the Original Issuance Date of any Series B Preferred Units or, with respect to any accrued distributions that have been paid in cash, the end of the most recent Distribution Period for which distributions have been paid, and shall be payable quarterly, in equal amounts, in arrears, on or about the 10th day of each January, April, July and October of each year (or, if not a Business Day, the next succeeding Business Day) (each a “Series B Preferred Distribution Payment Date”), commencing on October 10, 2023. A “Distribution Period” is the respective period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period and the Distribution Period during which any Series B Preferred Units shall be redeemed or otherwise acquired by the Partnership). The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close. Dividends will be prorated for partial quarters. The amount of any distribution payable on the Series B Preferred Units for any Distribution Period will be computed on the basis of twelve 30-day months and a 360-day year. Distributions will be payable to holders of record of the Series B Preferred Units as they appear on the records of the Partnership at the close of business on the 25th day of the month preceding the applicable Series B Preferred Distribution Payment Date, i.e., December 25, March 25, June 25 and September 25, or, if such date is not a Business Day, on the next succeeding Business Day (each, a “Distribution Record Date”).

(b)    No distributions on the Series B Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of either of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)    Notwithstanding anything to the contrary contained herein, distributions on the Series B Preferred Units will accrue and, to the extent not paid in cash, compound quarterly on the last day of each Dividend Period, whether or not the restrictions referred to in Section 5(b) exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared by the General Partner. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution on the Series B Preferred Units which may be in arrears. When distributions are not paid in full upon the Series B Preferred Units and any Parity Preferred Units (or a sum sufficient for such full payment is not so set apart), all distributions declared upon the Series B Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series B Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Series B Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions for prior Distribution Periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other.

(d)    Except as provided in the immediately preceding paragraph, unless full cumulative and compounded distributions on the Series B Preferred Units have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods that have ended, no distributions (other than a distribution in Junior Units or in options, warrants or rights to subscribe for or purchase any such Junior Units) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Units or any Parity Preferred Units, nor shall any Junior Units or Parity Preferred Units be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units or Parity Preferred Units) by the Partnership (except (i) by conversion into or exchange for Junior Units, (ii) the purchase of Series B Preferred Units, Junior Units or Parity Preferred Units in connection with a redemption of stock pursuant to the Charter to the extent necessary to preserve the Company’s qualification as a REIT or (iii) the purchase of Parity Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Units). Holders of the Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative and compounding distributions on the Series B Preferred Units as provided above. Any distribution made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable. Accrued but unpaid distributions on the Series B Preferred Units will accrue as of the Series B Preferred Distribution Payment Date on which they first become payable.

(e)    If the rate at which the Company is required to distribute to the holders of Series B Preferred Stock increases or decreases pursuant to the terms of the Series B Articles Supplementary, the rate that will be paid on the Series B Preferred Units will increase or decrease by the same amount and for the same periods.

Section 6.    Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series B Preferred Units are entitled to be paid out of the assets of the Partnership legally available for distribution to its Partners, after payment of or provision for the Partnership’s Debts and other liabilities, a liquidation preference of $25.00 per unit (subject to appropriate adjustment in the event of a unit distribution, unit split, combination or other similar recapitalization with respect to the Series B Preferred Units) (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid distributions (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Units. If the assets of the Partnership legally available for distribution to Partners are insufficient to pay in full the liquidation preference on the Series B Preferred Units and the liquidation preference on any Parity Preferred Units, all assets distributed to the holders of the Series B Preferred Units and any Parity Preferred Units shall be distributed pro rata so that the amount of assets distributed per Series B Preferred Units and such Parity Preferred Units shall in all cases bear to each other the same ratio that the liquidation preference per Series B Preferred Unit and such Parity Preferred Units bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Units at the respective addresses of such holders as the same shall appear on the records of the Partnership. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Units will have no right or claim to any of the remaining assets of the Partnership. The consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory exchange by the Partnership or a sale, lease, transfer or conveyance of all or substantially all of the Partnership’s Properties or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Partnership.

Section 7.    Redemption. In connection with any redemption of any shares of Series B Preferred Stock pursuant to Section 5 of the Series B Articles Supplementary, the Partnership shall redeem, on the date of such redemption, a number of outstanding Series B Preferred Units equal to the number of shares of Series B Preferred Stock so redeemed (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with the respect to the Series B Preferred Stock).

Section 8.    Voting Rights.

(a)    Holders of the Series B Preferred Units will not have any voting rights.

(b)    When reference is made to Percentage Interest or holdings of Partnership Units as a threshold for voting, consent, approval or any similar requirement in the Agreement, such reference will not include Series B Preferred Units, except as required by applicable law.

Section 9.    Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.